Exhibit 99.1

Lifeloc Reports First Quarter 2018 Results

WHEAT RIDGE, Colo., May 22, 2018 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol testing devices, has announced financial results for the first quarter ended March 31, 2018.
“This was a very productive first quarter for Lifeloc,” said President and CEO Dr. Wayne Willkomm.  “We saw an 11% growth in revenue over the first quarter last year.  Earnings fell to just a small profit, but this is not surprising, as Lifeloc has been in a season of heavy investment for future growth.”
First Quarter Financial Highlights
The Company posted quarterly net revenue of $2.20 million resulting in a quarterly net income of $11 thousand, or less than $0.01 per diluted share.  These results compare to net revenue of $1.98 million for a quarterly net income of $78 thousand, or $0.03 per diluted share, in the first quarter of 2017.  Net cash increased by $37 thousand in the first quarter of 2018, and total debt was reduced by $11 thousand through regular mortgage payments.  Gross margin was 45% as compared to 49% in the first quarter of 2017.
Gross margin on net revenue was lower in the current quarter primarily as a result of implementation costs for a new enterprise resource planning (ERP) software system, lower royalties received, and costs associated with the Remote Alcohol Detection and Recognition or R.A.D.A.R. ® device business acquired last year.  R.A.D.A.R. devices are alcohol monitoring units with biometrics which can be used as a tool to supervise offenders as an alternative to incarceration.
Strategic Highlights
New product development through research and development investment is up over $140 thousand from the first quarter of last year.  Lifeloc has focused product development on three specific fronts.
•	We are building a completely new breathalyzer with features that customers have demanded, which we expect to launch later this year.

•	The upgraded R.A.D.A.R. device – with a more robust design and better communications – is expected to launch later this year.

•
Work continues on our development of technology for the real-time, quantitative analysis for a panel of drugs including THC, methamphetamine, cocaine, heroin,  and several other drugs of abuse, utilizing the SpinDx™ technology exclusively licensed by us from Sandia Corporation, as well as on the closely related THC breathalyzer.  The ability of our technology to detect very low quantities of THC has been demonstrated in our laboratories, but more work is needed to build a practical, portable device.

Additionally, Lifeloc has invested heavily in its information infrastructure with the implementation of a new ERP system, which went live on February 2. “Our team rallied to pull off an extraordinary transition, minimizing customer disruption and not missing a day’s shipping,” commented Dr. Willkomm. “This system includes integrated materials management, customer relations management and a faster, more robust e-commerce platform to better serve our customers.”
About Lifeloc Technologies
Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers.  Lifeloc stock trades over-the-counter under the symbol LCTC.  We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com.
Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.
R.A.D.A.R.® is a registered trademark of Lifeloc Technologies, Inc.
SpinDx™ is a trademark of Sandia Corporation.

Sarah Foley
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.
Condensed Balance Sheets

ASSETS

	March 31,	December 31,
	2018	2017
CURRENT ASSETS:	(Unaudited)
Cash	$2,706,355	$2,669,455
Accounts receivable, net	757,606	593,326
Inventories, net	1,182,511	1,175,103
Income taxes receivable	116,963	121,401
Prepaid expenses and other	103,836	21,804
Total current assets	4,867,271	4,581,089

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment and software	774,490	556,025
Training courses	432,375	432,375
Office equipment and software	261,385	204,282
Sales and marketing equipment	273,433	216,330
Research and development equipment and software	154,611	131,770
Less accumulated depreciation	(1,454,418)	(1,349,499)
Total property and equipment, net	3,258,051	3,007,458

OTHER ASSETS:
Patents, net	173,935	177,244
Deposits and other	2,184	259,037
Deferred taxes	65,596	66,531
Total other assets	241,715	502,812

Total assets	$8,367,037	$8,091,359

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$539,769	$297,096
Term loan payable, current portion	42,541	42,101
Customer deposits	44,619	48,763
Accrued expenses	300,696	264,290
Deferred revenue, current portion	47,908	53,137
Reserve for warranty expense	41,500	40,000
Total current liabilities	1,017,033	745,387

TERM LOAN PAYABLE, net of current portion and
debt issuance costs	1,398,722	1,410,185

DEFERRED REVENUE, net of current portion	8,264	9,683

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares
authorized, 2,454,116 shares outstanding	4,585,891	4,580,177
Retained earnings	1,357,127	1,345,927
Total stockholders' equity	5,943,018	5,926,104

Total liabilities and stockholders' equity	$8,367,037	$8,091,359

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,
REVENUES:	2018	2017
Product sales	$2,122,243	$1,882,189
Royalties	65,065	79,825
Rental income	14,601	22,457
Total	2,201,909	1,984,471

COST OF SALES	1,201,746	1,019,592

GROSS PROFIT	1,000,163	964,879

OPERATING EXPENSES:
Research and development	338,326	196,368
Sales and marketing	335,401	339,644
General and administrative	297,333	303,594
Total	971,060	839,606

OPERATING INCOME	29,103	125,273

OTHER INCOME (EXPENSE):
Interest income	2,184	1,416
Interest expense	(14,714)	(15,124)
Total	(12,530)	(13,708)

NET INCOME BEFORE PROVISION FOR TAXES	16,573	111,565

(PROVISION FOR) FEDERAL AND STATE INCOME TAXES	(5,373)	(33,572)

NET INCOME	$11,200	$77,993

NET INCOME PER SHARE, BASIC	$-	$0.03

NET INCOME PER SHARE, DILUTED	$-	$0.03

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,510,699	2,536,710

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2018	2017
Net income	$11,200	$77,993
Adjustments to reconcile net income to net cash
provided from (used in) operating activities-
Depreciation and amortization	107,878	61,752
Provision for doubtful accounts, net change	1,500	1,500
Provision for inventory obsolescence, net change	27,500	(43,417)
Deferred taxes, net change	935	17,200
Reserve for warranty expense, net change	1,500	1,500
Stock based compensation expense related to
stock options	5,714	6,164
Changes in operating assets and liabilities-
Accounts receivable	(165,780)	(263,351)
Inventories	(34,908)	(32,246)
Income taxes receivable	4,438	12,823
Prepaid expenses and other	(82,032)	(49,585)
Deposits and other	256,853	(1,557)
Accounts payable	242,673	(42,046)
Customer deposits	(4,144)	2,236
Accrued expenses	36,406	9,548
Deferred revenue	(6,648)	(6,846)
Net cash provided from (used in)
operating activities	403,085	(248,332)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(355,512)	(48,795)
Cash paid for software acquired in asset acquisition	-	(396,948)
Cash paid for equipment acquired in asset acquisition	-	(363,052)
Cash paid for patents and patent applications acquired
in asset acquisition	-	(100,000)
Patent filing expense	-	(7,717)
Net cash (used in) investing activities	(355,512)	(916,512)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments made on term loan	(10,673)	(13,496)
Net cash (used in) financing
activities	(10,673)	(13,496)

NET INCREASE (DECREASE) IN CASH	36,900	(1,178,340)

CASH, BEGINNING OF PERIOD	2,669,455	3,772,064

CASH, END OF PERIOD	$2,706,355	$2,593,724

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$14,579	$14,988

Cash paid for income tax	$-	$12,408